UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 2, 2018

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town and Country Boulevard

Suite 500

Frisco, Texas 75034

(Address of principal executive offices)

(972) 668-8800

(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Securities Purchase Agreement

On March 29, 2018, Comstock Resources, Inc., a Nevada corporation (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Arkoma Drilling, L.P., Texas limited partnership (“Arkoma”), pursuant to which the Company will issue and sell to Arkoma (the “Stock Offering”) 10,000,000 shares of the Company’s common stock, $0.50 par value per share (“Shares”), at a price of $7.50 per share, subject to the closing of the tender offer for the Convertible Notes (as defined below) described in Item 8.01 of this Current Report on Form 8-K on the terms disclosed in the related tender offer documents.

Pursuant to the terms of the Securities Purchase Agreement, the Company will enter into a Strategic Drilling Venture Agreement (the “Participation Agreement”) with Arkoma, pursuant to which (i) the Company would present drilling opportunities in the Haynesville and Eagle Ford shale to Arkoma of at least $75,000,000 during the first twelve (12) months of the venture and $100,000,000 during the second year of the venture, (ii) Arkoma will pay to the Company a twenty percent (20%) promote for any such project that it elects to participate in, and (iii) Arkoma would earn a working interest only in the wellbore drilled under the venture and would have no rights to any related acreage. In addition, pursuant to the Securities Purchase Agreement, the Company will enter into a Registration Rights Agreement with Arkoma pursuant to which the Company will agree to register the Shares issued to Arkoma (the “Registration Rights Agreement”).

The closing of the Securities Purchase Agreement is subject to the satisfaction of customary closing conditions as well as (i) the closing of the conversion of a portion of the Convertible Notes (as defined below) into Shares, (ii) the redemption of a portion of the Convertible Notes (as defined below) for cash, (iii) the issuance of new senior notes by the Company, (iv) the closing of a new revolving credit facility by the Company and (v) the execution of the Participation Agreement and the Registration Rights Agreement.

Purchase and Sale Agreement

On March 29, 2018, the Company’s subsidiary, Comstock Oil & Gas, LP (“COG”), entered into a Purchase and Sale Agreement with USG Properties Austin Chalk I, LLC, a Delaware limited liability company (“USG”), pursuant to which COG would sell to USG certain oil and gas leases and associated assets for a total purchase price of $125,000,000, subject to customary price adjustments. The effective time of the sale of such properties is November 1, 2017. The closing of the transaction is expected to occur by April 30, 2018 and is subject to customary closing conditions including that all representations and warranties are true and correct at closing, each party has performed all pre-closing covenants, no action is pending or threatened to enjoin closing of the transaction and that all material consents have been obtained.

Item 3.02	Unregistered Sales of Equity Securities

The description of the Stock Offering described in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Shares issued pursuant to the Stock Offering will be issued in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) for transactions not involving a public offering pursuant to Rule 506(b) of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act.

Item 8.01	Other Events

On April 2, 2018, the Company announced the commencement of (i) tender offers with respect to the Company’s outstanding Senior Secured Toggle Notes due 2020 (the “First Lien Notes”), 7¾% Convertible Secured PIK Notes due 2019 (the “2019 Notes”) and 9½% Convertible Secured PIK Notes due 2020 (the “2020 Notes,” and together with 2019 Notes, the “Convertible Notes”) and (ii) a related solicitation of consents from holders of the First Lien Notes and Convertible Notes to certain amendments to the indentures under which the First Lien Notes and Convertible Notes were issued (such tender offers and consent solicitations are collectively referred to as the “Tender Offers”). A copy of the press release announcing the Tender Offers, and which describes the Tender Offers in greater detail, is hereby incorporated by reference and attached hereto as Exhibit 99.1.

On April 2, 2018, the Company issued a press release announcing the Securities Purchase Agreement, the Purchase and Sale Agreement as well as other matters relating to the transactions. A copy of such press release is attached hereto as Exhibit 99.2.

The foregoing description and the other information in this Current Report on Form 8-K regarding the Tender Offer are included in this report solely for informational purposes. The information reported in this Item 8.01, including the materials attached as Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01	Financial Statements and Exhibits
Exhibit 99.1	Press Release dated April 2, 2018 announcing Tender Offers for Outstanding Secured Notes
Exhibit 99.2	Press Release dated April 2, 2018 announcing Comprehensive Refinancing Transactions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: April 2, 2018	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer